Exhibit 10.6

Nace Pharma, llc
69 MacArthur Loop
Highland Park, Il 60035

June 7, 2002

Craig Dees, Ph.D.
Chief Executive Officer
Provectus Pharmaceuticals, Inc.
7327 Oak Ridge Highway, Suite B
Knoxville, TN 37931

Dear Craig:

        Thank you for your prompt responses to earlier versions of our proposal. As discussed, Nace Pharma, LLC ("Nace") is prepared to enter into an agreement with Provectus Pharmaceuticals, Inc. ("Provectus") to represent your company as its agent authorized to solicit offers to license or options to license its products to the pharmaceutical companies listed in Exhibit A. In order to strike a fair balance between your reasonable desire not to be tied to an "exclusive" representation arrangement with Nace Pharma and our objective to be fairly compensated for an initiative of our which results in a license or option to license agreement of Provectus new chemical entity, we agree as follows:

        If Nace introduces Provectus to one or more of the companies on Exhibit A, and if our introduction leads to a meeting between Provectus and the prospect and the execution of a Provectus CDA by the prospect, then and only then would we be "protected" with respect to that particular company for a period of two years from the date of the CDA, or until the Nace Pharma contact declines the technology, whichever is sooner.

        The intention of the parties is to leverage the relationships developed by Dr. Michael H. Davidson and Stuart Fuchs, the members of Nace, to the benefit of Provectus. As founder and CEO of the Chicago Center for Clinical Research, one of the largest site management organizations, Dr. Davidson has developed professional and social ties to a large number of CEOs and research director of Big Pharmas and other ethical drug companies, and has served as Principal Investigator or advised on numerous clinical trials. Stuart Fuchs has since 1995 been involved in funding several biotech companies, particularly in the field of cancer therapeutics. Formed in 1997, Nace Pharma seeks to bridge the chasm between the innovative biotech companies like Provectus and pharmaceutical companies interested in augmenting their pipeline of drugs in development by in-licensing promising new chemical entities.

        The subject of our agreement is XANTRYL and PROVECTA, pharmaceutical compositions based on a common halogenated xanthene, and related chemical entities ("XANTRYL" and "PROVECTA") which employ one or more of the following techniques:

          1.    Photodynamic Therapy: Topical Application of XANTRYL with Green Light or other means of photonic excitation to treat psoriasis, actinic keratosis, basal cell carcinoma, and other forms of skin cancer.

          2.    Radiosensitization: Injection, ingestion or intratumoral injection of doses of PROVECTA using ionizing radiation to produce photolysis in targeted cancer cells.

          3.    Chemoablation: Lightly concentrated doses of PROVECTA injected intratumorally, which without activation by light or ionizing radiation effect chemoablation of targeted lesions of hepatocellular carcinoma, breast cancer and other "focal" cancers.

        Other new chemical entities discovered by Provectus could be included in our agreement by mutual agreement of the parties.

        Provectus agrees to reimburse Nace for travel and other reasonable out-of-pocket expenses actually incurred in connection with our solicitation efforts on behalf of Provectus pursuant to this agreement; provided, however, that any reimbursable expense in excess of $1,000 are subject to prior approval in writing by Craig Dees or other duly authorized officer of Provectus.

        Nace's fees would consist of the following:

Upfront Warrants

        In order to provide Nace with the incentive to get started, Provectus agrees to grant Nace upon the signing of this Agreement 3 year warrants to purchase 100,000 shares of restricted common stock at an exercise price equal to the weighted average price of the stock over the preceding 30 trading days. The warrants would include "piggyback" registration rights, but would vest only upon the signing of the initial transaction with one of the companies listed on Exhibit A in an estimated amount of no less than $10 million dollars. For purposes of this paragraph only, the estimated value of the contract will be based upon revenues of any kind, including all fees, joint development expenses, payments in kind and work in kind.

Cash Fees

        In addition, Nace would earn 2.5% of the first $50 million of any cumulative revenues paid to Provectus by any of the potential licensees listed on Exhibit A, and 5.0% of any cumulative revenues above $50 million. For purposes of this paragraph, "revenues" are defined to include milestone payments and exclude any work in kind or payments in kind, as well as any amounts paid to Provectus pursuant to joint development contracts. The case fees earned by Nace are due and payable within thirty (30) days of the actual receipt by Provectus of revenues as defined in this paragraph.

        If this proposal is acceptable to you, please sign in the appropriate space. In order to introduce you and other members of the Provectus management team to Dr. Michael Davidson, I'd be delighted to arrange a meeting or conference call at a mutually convenience time and place.

        Thanks again for your kind consideration. Michael and I look forward to a long and mutually profitable association with Provectus Pharmaceuticals.

Sincerely,

/s/ STUART FUCHS Stuart Fuchs

cc: Dr. Michael H. Davidson

AGREED:
Provectus Pharmaceuticals, Inc.
/s/ CRAIG DEES Craig Dees, Ph.D. Chief Executive Officer